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                                                                  EXHIBIT (C)(6)

     Confidentiality Agreement dated April 22, 1999 between Shelby Williams Industries, Inc. ("Shelby Williams") and Falcon Products, Inc. ("Falcon"). As used in this Agreement, the party disclosing Evaluation Material (as defined Herein) is referred to as the "Disclosing Party" and the party receiving Evaluation Material is referred to as the "Recipient."

     The parties to this Agreement have requested certain non-public information regarding each other in connection with a possible transaction between them. As a condition to furnishing such information, each of the parties hereto is requiring that the other party agree, as set forth below, to treat confidentially such information and any other information that may be furnished by it hereunder, whether furnished before or after the date of this letter (collectively, the "Evaluation Material").

     The Recipient agrees not to use any of the Disclosing Party's Evaluation Material in any way for any purpose other than in connection with the purposes for which such material has been provided. The Recipient agrees that such Evaluation Material will not be used for competitive purposes or to obtain any commercial advantage with respect to the Disclosing Party, and that such information will be kept confidential by the Recipient; provided, however, that any of such information may be disclosed to such of the Recipient's directors, officers, employees, representatives, affiliates (as defined in Rule 405 under the Securities Act of 1933, "Affiliates") and other agents (collectively, the "Agents") who need to know such information (it being understood that such Agents shall be informed by the Recipient of the confidential nature of such information, shall be directed by the Recipient to treat such information confidentially and shall be informed that by receiving such information they are agreeing to be bound by this agreement).

     In the event that the Recipient or its Agents should be requested or required (by oral questions, interrogatories, requests for information or documents subpoena, Civil Investigative Demand or similar process) to disclose any information supplied to it in the course of its dealing with the Disclosing Party, it is agreed that, unless prohibited by law, the Recipient will provide the Disclosing Party with prompt notice of any such request, so that the Disclosing Party may seek an appropriate protective order and/or waive the Recipient's compliance with the provisions of this agreement. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the Recipient is nonetheless, in the opinion of counsel, compelled to disclose information concerning the Disclosing Party to any tribunal, or else to be liable for contempt or suffer other censure or
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penalty, the Recipient or its Agents may disclose such information to such tribunal without liability hereunder, provided, however, that the Recipient give the Disclosing Party advance written notice of the information to be disclosed as far in advance of its disclosure as is practical and, at the Disclosing Party's request, seek to obtain assurances that it will be accorded confidential treatment.

     Upon the Disclosing Party's request, the Recipient will promptly deliver to the Disclosing Party the Evaluation Material and will promptly destroy all memoranda, notes, and other writings prepared by the Recipient or its Agents based thereon.

     The term "Evaluation Material" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Agents, (ii) was available to the Recipient on a non-confidential basis prior to its disclosure to the Recipient by the Disclosing Party, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not known to you to be bound by a confidentiality agreement with the Disclosing Party.

     Without the other party to this Agreement's prior written consent, neither party will, and will direct its Agents not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the parties, or any of the terms, conditions or other facts with respect to any such possible transaction, including the timing or status thereof. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, any corporation, company, partnership or individual.

     Although each party understands that the other party will endeavor to include in the Evaluation Material information which it believes to be relevant for the purpose of such other party's investigation, each party understands that neither party makes any representation or warranty as to the accuracy or completeness of the Evaluation Material or any other information which it shall furnish to the other party orally or in writing. Each party agrees that the other party shall have no liability resulting from the use of the Evaluation Material.

     It is understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. Each party agrees that money damages would not be a sufficient remedy for any breach of this agreement, and that in addition to all other remedies each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party further

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agrees to waive, and to use its best efforts to cause its Agents to waive, any requirement for the securing or posting of any bond in connection with such remedy.

     This letter agreement shall terminate two years from the date hereof.

     This letter agreement shall be governed and construed in accordance with the laws of the State of Illinois without giving effect to the conflicts of laws principles thereof.

     Each party confirms its agreement with the foregoing by its signature below, which will constitute each party's agreement with respect to the subject matter of this letter.


                                          Shelby Williams Industries, Inc.

                                          By: /s/ Manfred Steinfeld
                                              -----------------------------



                                          Falcon Products, Inc.

                                          By: /s/ Franklin Jacobs
                                              -----------------------------

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